EXHIBIT 99.1

Joe Reinhart
(503) 671-5500
Fletcher Chamberlin
(503) 671-5233

FOR IMMEDIATE RELEASE

                     ESI Names Jim Dooley President and CEO

Portland, Oregon (December 16, 2002) -- Electro Scientific Industries, Inc. (NasdaqTM-ESIO) announced today that the company's board of directors has named James T. Dooley as president and chief executive officer. Mr. Dooley was also elected a director of the company.

"After an extensive search that considered a number of candidates from around the world, the board has unanimously agreed that Jim Dooley is the right person to lead ESI to the next level," said David F. Bolender, who has been acting chief executive officer of the company since April and who will continue as board chairman. "His leadership, character, focus on shareholder returns and knowledge of the industry and the company will provide solid strategic and operating guidance for the ESI team."

Mr. Dooley, 48, has been senior vice president, chief financial officer and acting chief operating officer of ESI since April 2002. He joined the company in 1992 in the Electronic Component Systems business and was named corporate controller in 1994. From 1996 until he was named vice president and chief financial officer in 2000, he was director of manufacturing in the company's Portland Operations. Prior to joining ESI, he held management positions with IRT Corporation, Eli Lilly & Company, Intermedics, Inc. and Johnson & Johnson, Inc.

"I'm honored to be the board's choice and I look forward to the challenge," said Dooley. "We have a great team of people, excellent technology, leading market positions and a very strong financial position. We'll use that base to expand our available markets, increase our focus on meeting customer requirements for more productive manufacturing equipment, and continuously improve all of our processes."


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                                    About ESI

ESI, headquartered in Portland, Oregon, supplies high-value, high-technology manufacturing equipment to the global electronics market. Using its expertise in laser/material interaction, small parts handling, machine vision and real-time control systems, the company enables the production of leading-edge products for customers in the semiconductor, passive component and electronic interconnect markets. ESI's web site is http://www.esi.com.

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